Exhibit 99.3

General Motors of Canada Limited	GM Communications Oshawa, Ontario media.gm.ca

GENERAL MOTORS OF CANADA ADOPTS COMPENSATION PROGRAM
FOR IGNITION SWITCH RECALL

Oshawa, Ontario (June 5, 2014) - General Motors of Canada Limited today announced that it will adopt the same compensation program for Canadians who have lost loved ones or who have suffered serious physical injuries as the result of an ignition switch failure in recently recalled vehicles, as was announced today by GM Company in the United States.

"We are taking responsibility for what has happened by taking steps to treat these victims and their families with compassion, decency and fairness," said GM CEO Mary Barra. “We made serious mistakes in the past and as a result we’re making significant changes in our company to ensure they never happen again.”

"On behalf of the employees of GM of Canada, we express our deepest sympathies to the victims and their families,” said Kevin Williams, president and managing director, GM Canada. “By adopting the compensation program in Canada, we’re ensuring that Canadians are treated with compassion, decency and fairness.”

The program will be independently administered by Kenneth Feinberg, who is highly regarded for his handling of other significant compensation programs.

The program is expected to cover approximately 1.6 million model-year 2003-2007 recalled vehicles manufactured with an ignition switch defect and approximately 1 million model-year 2008-2011 recalled vehicles that may have been repaired with a recalled ignition switch, including Canadian recalled vehicles.

Pending the independent administrator’s development of final guidelines for the compensation program, GM currently expects the program will begin to accept claims on August 1, 2014. It is GM’s understanding that the administrator’s final compensation program guidelines will be developed in the coming weeks, and will include details on where and how to apply for compensation.

About GM Canada
Headquartered in Oshawa, Ontario, General Motors of Canada Limited (GMCL) employs more than 9,000 people across the country and is a recognized leader in green manufacturing. GMCL markets the full range of fuel-efficient Chevrolet, Buick, GMC and Cadillac vehicles and related services through Canada's largest automotive dealer network. More information regarding GMCL models can be found at www.gm.ca, or by following @GMCanada on Twitter.

For further information, contact:
Faye Roberts
GM Canada
905-644-3150

Adria MacKenzie
GM Canada
905-644-6044

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “projected,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial’s International Operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation, government investigations, and compensation program, including those related to our recent recalls; our ability to remain competitive in Korea and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.